Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger is made as of February 29, 2008, by and among Buckeye Ventures, Inc., a Nevada corporation (“Buckeye”), GHA Acquisition Corp., a Delaware corporation (the “Acquisition Sub”), Gallagher’s Heating & Air Conditioning, Inc., a California corporation (the “Company”), and Timothy E. Gallagher (the “Stockholder”).

WHEREAS, the Acquisition Sub is a wholly-owned subsidiary of Buckeye;

WHEREAS, the respective Boards of Directors of the Acquisition Sub and the Company (which corporations are hereinafter collectively referred to as “Constituent Corporations”) have deemed it advisable and in the best interests of the Constituent Corporations and their respective stockholders that the Acquisition Sub merge with and into the Company pursuant to this Agreement and the applicable provisions of the laws of the State of Delaware and the State of California;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1           Definitions.  In addition to capitalized terms defined elsewhere in this Agreement, the following capitalized terms used in this Agreement have the following meanings for all purposes of this Agreement:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Additional Promissory Note” means the Promissory Note, in substantially the form attached as Exhibit B-1, issued in connection with the Merger.

“Agreement” means this Agreement and Plan of Reorganization, including all Exhibits and Schedules attached hereto, as the same may be supplemented, modified or otherwise amended from time to time.

“Articles of Merger” means those Articles or Certificates of Merger with respect to the Merger in substantially the forms attached as Exhibit A-1 and Exhibit A-2 or with such other changes therein as may be required by applicable state laws.

“Buckeye Stock” means any common stock of Buckeye to be received by any Person pursuant to or in connection with this Agreement or any of the other agreements or documents executed and/or delivered in connection with this Agreement, including without limitation the Promissory Note and the capital stock of Buckeye which may be issued in payment of or upon the conversion of any portion of the Promissory Note.

“Code” means the Internal Revenue Code of 1986, as amended.

“Delaware GCL” means the General Corporation Law of the State of Delaware, as amended.

“Due Diligence Date” means September 30, 2007.

“Effective Time of the Merger” means the time as of which the Merger becomes effective under both the Delaware GCL and the corporate law of the State of California.

“Expiration Date” means, (a) with respect to the representations and warranties contained in Article 4 (other than Sections 4.3, 4.4, 4.8, 4.9, 4.12, 4.20, 4.21, 4.22 and 4.30 or which relate in any way to the absence or non-existence of any Excluded Liabilities), and the confirmations of such representations and warranties on the Closing Date, the date which is eighteen months from the Closing Date, (b) with respect to the representations and warranties contained in Article 6, and the confirmations of such representations and warranties on the Closing Date, the date which is eighteen months from the Closing Date, and (c) with respect to any other representations and warranties under this Agreement (including those in Sections 4.3, 4.4, 4.8, 4.9, 4.12, 4.20, 4.21, 4.22(b)(v) and 4.30 and those in Article 5 or that relate in any way to the absence or non-existence of any Excluded Liabilities), and the confirmations of such representations and warranties on the Closing Date, the date on which a suit against the Company or the Surviving Corporation with respect to any breach thereof (and any suit by any third party on account of any matters described therein) would be barred by the applicable statute of limitations.

“Excluded Liabilities” means any and all liabilities or obligations of the Company of any kind, character or description, whether known or unknown, absolute, contingent or otherwise, in each case arising from circumstances, events or occurrences existing or occurring prior to the Closing Date that are not reflected as liabilities on or adequately reserved for on the Closing Balance Sheet (other than any liabilities for the performance after the Closing Date of contracts and agreements entered into by the Company in the ordinary course of business and consistent with past practice (and which do not relate to or result from any breach or violation thereof prior to the Closing)).

“Hazardous Materials” means any wastes, substances or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants or contaminants, including substances defined as “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws.  “Hazardous Materials” includes polychlorinated biphenyls (PCBs), asbestos, lead-based paints and petroleum and petroleum products (including crude oil or any fraction thereof).

“Merger” means the merger of the Acquisition Sub with and into the Company pursuant to this Agreement and the applicable provisions of the laws of the State of Delaware and the State of California.

“PBGC” means the Pension Benefit Guaranty Corporation or its successors.

“Promissory Note” means the Promissory Note, in substantially the form attached as Exhibit B-2, issued in connection with the Merger.

“Returns” means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.

“Schedule” means each Schedule attached hereto, which shall reference the relevant sections of this Agreement, on which parties hereto disclose information as part of their respective representations, warranties and covenants.

“SEC” means the United States Securities and Exchange Commission.

“Security Documents” means the document(s) in substantially the form(s) attached as Exhibit C.

“Surviving Corporation” means the Company as the surviving corporation in the Merger.

“Tax” or “Taxes” means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add on minimum, or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

1.2           Other Definitions.  The following indicates the location in this Agreement of other terms defined herein:

Defined Term	Location

Additional Amount	Sec. 10.2
Accountant	Schedule 2.4
Acquisition Sub	Introduction
Affiliates	Sec. 4.7
Aggregate Consideration Amount	Schedule 2.4
Authorizations	Sec. 4.11
Buckeye	Introduction
Charter Documents	Sec. 6.1
Closing	Sec. 3.1
Closing Balance Sheet	Schedule 2.4
Closing Date	Sec. 3.1
Company	Introduction
Company Charter Documents	Sec. 4.1
Company Financial Statements	Sec. 4.8
Company Material Documents	Sec. 4.22
Company Stock	Sec. 2.4
Constituent Corporations	Recitals
Debt	Schedule 2.4
Dispute	Sec. 14.1(a)
Earn-Out Amount	Sec. 10.2
EBIT	Sec. 10.2
EBIT Target	Sec. 10.2
Environmental Laws	Sec. 4.12
ERISA	Sec. 4.18(a)
Excess EBIT	Sec. 10.2
Fair Market Value	Sec. 10.2
Indemnified Party	Sec. 11.3(a)
Indemnifying Party	Sec. 11.3(a)
Intellectual Property	Sec. 4.28
Measurement Period	Sec. 10.2
Plans	Sec. 4.18(a)
Qualified Plans	Sec. 4.19
Stockholder	Introduction
Third Person	Sec. 11.3(a)
Transfer Taxes	Sec. 15.6

1.3           Other Definitional Provisions.  All terms defined in this Agreement in the singular shall have comparable meanings when used in the plural and vice-versa.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Underlined references to Articles, Sections, Schedules and Exhibits shall refer to those portions of this Agreement.  The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement.  The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.  For purposes of this Agreement, “knowledge” will be deemed to be present with respect to a corporation, when the matter in question was brought to the attention of or, if due diligence had been exercised, would have been brought to the attention of, any officer or manager of such corporation.

ARTICLE 2
THE MERGER

2.1           Delivery and Filing of Articles of Merger.  The Constituent Corporations will cause the Articles of Merger to be duly executed and filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of California on the Closing Date.

2.2           Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time of the Merger, the Acquisition Sub shall be merged with and into the Company in accordance with the Articles of Merger, the separate existence of the Acquisition Sub shall cease and the Company shall be the surviving party in the Merger.

2.3           Certificate of Incorporation, By-Laws and Board of Directors of Surviving Corporation.  At the Effective Time of the Merger:

(a)           the articles of incorporation of the Company then in effect shall be the articles of incorporation of the Surviving Corporation until it shall thereafter be duly amended;

(b)           the by-laws of the Company then in effect shall be the by-laws of the Surviving Corporation until they shall thereafter be duly amended;

(c)           the Board of Directors of the Surviving Corporation shall consist of the persons who are on the Board of Directors of the Acquisition Sub immediately prior to the Effective Time of the Merger; and subsequent to the Effective Time of the Merger, the members of the Board of Directors of the Surviving Corporation shall hold such positions until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the provisions of the corporate law of the State of California and of the certificate of incorporation and by-laws of the Surviving Corporation; and

(d)           the officers of the Surviving Corporation shall consist of the persons who are identified on Schedule 2.3; and subsequent to the Effective Time of the Merger, such officers shall serve in such capacities until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the provisions of the corporate law of the State of California and the certificate of incorporation and by-laws of the Surviving Corporation.

2.4           Manner of Conversion.  As of the Effective Time of the Merger, without any action on the part of any holder of any capital stock of the Company (“Company Stock”):

(a)           each share of Company Stock issued and outstanding immediately prior to the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder thereof, automatically shall be deemed to represent the right to receive a cash payment in the amount determined pursuant to Schedule 2.4, an Additional Promissory Note in the initial principal amount determined pursuant to Schedule 2.4, without interest (except for such interest as is provided in the Additional Promissory Note after the Merger), and a Promissory Note in the initial principal amount determined pursuant to Schedule 2.4, without interest (except for such interest as is provided in the Promissory Note after the Merger); and

(b)           all shares of Company Stock that are held by the Company as treasury stock shall be canceled and retired and no shares of capital stock of Buckeye, cash or other consideration shall be delivered or paid in exchange therefor.

2.5           Acquisition Sub Capital Stock.  As of the Effective Time of the Merger, each share of issued and outstanding common stock of the Acquisition Sub, without any action on the part of the holder thereof, shall be converted into and become one outstanding share of common stock of the Surviving Corporation.

2.6           Effect of Merger.  At the Effective Time of the Merger, the effect of the Merger shall be as provided in the applicable provisions of the Delaware GCL and the applicable provisions of the corporate law of the State of California.  Except as herein specifically set forth, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of the Company shall continue unaffected and unimpaired by the Merger and the corporate franchises, existence and rights of the Acquisition Sub shall be merged with and into the Company, and the Company, as the Surviving Corporation, shall be fully vested therewith.  At the Effective Time of the Merger, the separate existence of the Acquisition Sub shall cease and, in accordance with the terms of this Agreement, the Delaware GCL and the corporate law of the State of California, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public, as well as of a private, nature, and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all taxes, including those due and owing and those accrued, and all other choses in action, and all and every other interest of or belonging to or due to the Company and the Acquisition Sub shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed; and all property, rights and privileges, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Company and the Acquisition Sub; and the title to any real estate, or interest therein, whether by deed or otherwise, vested in the Company and the Acquisition Sub, shall not revert or be in any way impaired by reason of the Merger.  Except as otherwise provided herein, the Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of the Company and the Acquisition Sub and any claim existing, or action or proceeding pending, by or against the Company or the Acquisition Sub may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in their place.

ARTICLE 3
CLOSING; CLOSING DELIVERIES

3.1           Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on the date on which the last of the conditions set forth in Article 8 and Article 9 is satisfied or, if permissible, waived (the “Closing Date”), at the offices of Buckeye, unless another date or place is agreed to in writing by the parties hereto, or if elected by Buckeye by the exchange by overnight courier or facsimile of executed counterpart signature pages and other documents required to be delivered pursuant to this Agreement at the Closing.

3.2           Closing Deliveries.  At the Closing, the Stockholder, who immediately prior to the Merger shall be the holder beneficially and of record of all of the outstanding shares of Company Stock, shall deliver to Buckeye all of the certificates formerly representing Company Stock, all of which shall be registered in the name of the Stockholder and be duly endorsed in blank by the Stockholder, or accompanied by duly executed stock powers in blank, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholder’s expense, affixed; and, in exchange therefor, the Stockholder shall receive a cash payment, and an Additional Promissory Note and a Promissory Note in the respective principal amounts into which the Stockholder’s shares of Company Stock were converted as a result of the Merger as determined pursuant to Schedule 2.4, with any cash to be payable by wire transfer to the account or accounts designated in writing by the Stockholder to Buckeye and the Acquisition Sub.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF

THE COMPANY AND THE STOCKHOLDER

The Company and the Stockholder, jointly and severally, represent and warrant as follows:

4.1           Due Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the requisite corporate power and authority to carry on its business as it is now being conducted.  The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.  Schedule 4.1 sets forth the jurisdiction in which the Company is incorporated and lists all jurisdictions in which the Company is qualified to do business.  True, complete and correct copies of the certificate or articles of incorporation (including amendments thereto) and by-laws (including amendments thereto) of the Company (collectively, the “Company Charter Documents”) have been delivered to Buckeye prior to the date of this Agreement.  The minutes (including actions by written consent without meetings) of the Board of Directors, committees of the Board of Directors and the stockholders of the Company which have been delivered to Buckeye are all of the minutes (and actions by written consent) of the Board of Directors, committees of the Board of Directors and the stockholders of the Company and correct and complete copies thereof in all respects.

4.2           Authorization; Execution; Enforceability.  The Company has the full legal right, power and authority to enter into this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated herein.  The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations herein and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of the Company, including all necessary approvals by stockholders.  This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

4.3           Capital Stock of the Company.  The authorized, issued and outstanding capital stock of the Company is as set forth on Schedule 4.3.  No shares of capital stock of the Company are held in treasury by the Company.  All of the issued and outstanding shares of the capital stock of the Company are owned beneficially and of record by the Stockholder in the amount set forth in Schedule 4.3 and further, except as set forth on Schedule 4.3 (all of which with respect to the Company Stock shall be terminated and released at or prior to the Closing), are owned free and clear of all liens, security interests, charges, voting trusts, restrictions, encumbrances and claims of every kind.  All of the issued and outstanding shares of the capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the issuance of securities.  Further, none of such shares were issued in violation of any preemptive or similar rights of any past or present stockholder or other person or entity.

4.4           Transactions in Equity Securities.  Except as set forth on Schedule 4.4, (a) no subscription, option, warrant, call, conversion right or commitment of any kind exists which obligates the Company to issue any of its authorized but unissued equity securities or transfer any of the shares held by the Company in treasury, (b) the Company does not have any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof, and (c) neither the voting stock structure of the Company nor the relative ownership of shares among any of its stockholders has been altered or changed in contemplation of the Merger.

4.5           Subsidiaries.  The Company has no subsidiaries.  The Company does not own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

4.6           Predecessor Status; Etc.  Set forth on Schedule 4.6 is a listing of all prior corporate names of the Company, and all names of all predecessor companies of the Company, including the names of any entities acquired by the Company (by stock purchase, merger or otherwise) or owned by the Company or from whom the Company previously acquired material assets.  Except as disclosed on Schedule 4.6, the Company has not been a subsidiary or division of another corporation.

4.7           Spin-Off.  Except as set forth on Schedule 4.7, there has not been any sale, spin-off or split-up of assets of the Company or any other person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company (as used herein with respect to the Company, or with respect to any other person or entity, “Affiliates”) since January 1, 2002.

4.8           Financial Statements.  Copies of the financial statements of the Company, including those listed on Schedule 4.8, have been delivered to Buckeye prior to the date of this Agreement (collectively, together with the financial statements to be delivered pursuant to Schedule 2.4, the “Company Financial Statements”).  The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as noted on Schedule 4.8).  Each balance sheet presents fairly in all material respects the financial position of the Company as of the date indicated thereon, and each statement of income, shareholders’ equity and cash flows presents fairly in all material respects the results of operations of the Company for the periods indicated thereon.

4.9           Liabilities and Obligations.  Schedule 4.9 sets forth (a) all Debt of the Company and (b) all liabilities of the Company (if any) of any kind, character or description, whether accrued, absolute, secured or unsecured, contingent or otherwise which are not reflected on the most recent balance sheet of the Company included in the Company Financial Statements set forth on Schedule 4.9.  Schedule 4.9 also sets forth all loan agreements, financing agreements, reimbursement agreements (including any for bonds, surety arrangements, letters of credit or indebtedness for borrowed money), indemnity agreements, guaranty agreements, bonds, promissory notes, mortgages, indentures, pledge agreements, security agreements or similar agreements to which the Company is a party or by which the Company is bound or its property is subject.  Except as set forth on Schedule 4.9, since the Due Diligence Date (i) the Company has not incurred any Debt and (ii) the Company has not incurred any liabilities of any kind, character or description, whether accrued, absolute, secured or unsecured, contingent or otherwise, other than liabilities incurred in the ordinary course of business consistent with past practice (none of which is for breach of contract, breach of warranty, tort, infringement or violation of law).  In the case of those contingent liabilities related to pending or threatened litigation, or other liabilities which are not fixed or otherwise accrued, Schedule 4.9 sets forth a good faith and reasonable estimate of the maximum amount which the Company reasonably expects will be payable.  If no estimate is provided on Schedule 4.9, the estimate shall for purposes of this Agreement be deemed to be zero.  At the Closing, there shall be no outstanding notes payable or other Debt owed to the Stockholder or any of his affiliates, relatives or any other related parties.

4.10           Accounts and Notes Receivable.  Schedule 4.10 lists all of the accounts, notes and other receivables of the Company, including any which are not reflected in the Company Financial Statements, and including receivables from and advances to directors, officers, employees and agents of the Company, the Stockholder, relatives of the Stockholder and Affiliates of the Company or the Stockholder; provided, however, that such listing shall not be required to include those receivables of the Company arising after the date set forth as the date of such list on Schedule 4.10 as a result of sales in the ordinary course of business to persons or entities who are not Affiliates or otherwise affiliated with the Stockholder or the Company.  Except to the extent of the reserve for bad debt expense reflected on Schedule 4.10, all accounts, notes and other receivables of the Company are and will be collectible within 90 days of the date created in the amounts shown on Schedule 4.10 (or in the case of receivables not required to be so listed on Schedule 4.10 in their face amount), in the ordinary course of business.

4.11           Authorizations.  The Company holds all licenses, franchises, permits and other governmental authorizations and approvals (collectively, the “Authorizations”) necessary to operate its business in the manner in which it is conducted.  Schedule 4.11 lists all such Authorizations (it being understood and agreed that a list of all environmental Authorizations is set forth on Schedule 4.12).  The Authorizations listed on Schedule 4.11 and Schedule 4.12 are valid, and neither the Company nor the Stockholder has received any notice that any governmental authority intends to cancel, terminate or not renew any such Authorization.  The Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Authorizations listed on Schedule 4.11 and Schedule 4.12 and is not in violation of any of the foregoing.

4.12           Environmental Matters.  Except as set forth on Schedule 4.12:

(a)           the Company has complied with and is in compliance with all federal, state and local laws, statutes, ordinances, regulations, rules, orders, writs, injunctions and decrees relating to environmental protection (collectively “Environmental Laws”) binding or applicable to the Company or the Company’s properties, including Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Materials;

(b)           the Company has obtained and adhered to all Authorizations necessary to treat, transport, store, dispose of and otherwise handle Hazardous Materials, a list of which Authorizations are set forth on Schedule 4.12, and has reported to the appropriate authorities, to the extent required by all Environmental Laws, all past and present sites owned and operated by the Company where Hazardous Materials have been treated, stored, disposed of or otherwise handled;

(c)           there have been no releases or threats of releases (as defined in Environmental Laws) at, from, in or on any property owned or operated by the Company which were, or which were required to be, reported under any Environmental Law, and the Company has no contingent liabilities in connection with any release of any Hazardous Material into the environment; and

(d)           neither the Company nor the Stockholder knows of any on-site or off-site location to which the Company has transported or disposed of Hazardous Materials or arranged for the transportation of Hazardous Materials at a site which is the subject of any federal, state or local enforcement action or any other investigation which may lead to any claim against the Company, or as a result of the transactions contemplated in this Agreement, against Buckeye or the Acquisition Sub, for any clean-up cost, fines, remedial work, recovery for damage to natural resources, property damage or personal injury, including, but not limited to, any claim under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

4.13           Personal Property; Inventory.

(a)           Schedule 4.13 lists, in reasonable detail, (i) all vehicles owned or leased by the Company, regardless of value, (ii) all other personal property owned by the Company with an individual book value or market value in excess of $10,000, and (iii) all leased personal property and all leases in respect of personal property, regardless of value, and further indicates which such assets, if any, are currently owned, or were formerly owned, by the Stockholder, relatives of the Stockholder or Affiliates of the Company or the Stockholder.  Except as set forth on Schedule 4.13:

(i)           the Company has good and marketable title (except for property leased by the Company pursuant to a lease or agreement set forth on Schedule 4.13) to all personal property, whether tangible or intangible (including its rights in its leases and agreements with respect to any leased property), used by the Company in its business, free and clear of all liens, security interests, charges and other encumbrances of any kind;

(ii)           all of the tangible personal property (other than inventory) owned by the Company or leased by the Company pursuant to any lease listed on Schedule 4.13 is in good working order and condition, ordinary wear and tear excepted, and in the case of leased property is in the condition required by the applicable lease; and

(iii)           all leases, included any listed on Schedule 4.13, are in full force and effect and constitute legal, valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms.

(b)           All inventory of the Company is saleable or useable in the ordinary course of business consistent with past practice and all damaged, obsolete or slow moving inventory or inventory in excess of the amount reasonably required for the operation of its business has been written off or down to its net realizable value on the Company Financial Statements and the books and records of the Company.

4.14           Significant Customers; Material Contracts and Commitments.

(a)           Schedule 4.14(a) lists all significant customers of the Company, it being understood and agreed that a “significant customer,” for purposes of this Section 4.14, means a customer (or person or entity) the sales to which represented 5% or more of the Company’s revenues for the consecutive twelve month period ending on the Due Diligence Date.  Except to the extent set forth on Schedule 4.14(a), none of the Company’s significant customers have canceled or reduced by more than five percent (5%) or, to the knowledge of the Company or the Stockholder, are currently attempting or threatening to cancel or reduce by more than five percent (5%) their utilization of the products or services provided by the Company.

(b)           Schedule 4.14(b) lists all agreements, contracts, instruments or commitments to which the Company is a party or by which it or any of its properties are bound involving the payment or receipt of more than $10,000 or more in any year or that are otherwise material to the Company (including contracts with significant customers, joint venture or partnership agreements, contracts with any labor organizations, strategic alliances and options to purchase land), other than agreements listed on Schedule 4.9, 4.13 or 4.15.

4.15           Real Property.  The Company does not own any real property.  Schedule 4.15 lists all real property leased, subleased, used or otherwise occupied by the Company in the conduct of its business and all leases or other agreements in respect of such real property, and further indicates which such properties, if any, are currently owned, or were formerly owned, by the Stockholder, relatives of the Stockholder or Affiliates of the Company or the Stockholder and the annual rentals and other amounts paid under each such lease or other agreement during each of the last three years.  Except as set forth on Schedule 4.15, (a) the Company’s rights in such leases and other agreements are free and clear of all liens, security interests, charges and other encumbrances of any kind, (b) all leased property is in the condition required by the applicable lease and (c) all leases and other agreements included or required to be listed on Schedule 4.15 are in full force and effect and constitute legal, valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms.

4.16           Insurance.  The Company has delivered to Buckeye as of a recent date an accurate list of all insurance loss runs or workers’ compensation claims received by it for the past three policy years, and true, complete and correct copies of all insurance policies currently in effect.  The Company maintains, and since January 1, 2002 has maintained, insurance (a) written by insurance companies reasonably believed by the Company to be financially sound and reputable, (b) that is sufficient for compliance by the Company with all of its contracts, agreements, instruments and other commitments and with all applicable laws, and (c) that insures against risks of the kind customarily insured against and in amounts customarily carried by companies similarly situated and provides adequate insurance coverage for the business and assets of the Company.  Schedule 4.16 lists and summarizes the property and casualty and liability insurance programs maintained by the Company.  To the extent that the Company has a policy of maintaining self-insurance coverage of any kind, such policy is described on Schedule 4.16, the Company has maintained reserves which are reasonable and adequate for the risks so self-insured and all such reserves are reflected in the Company Financial Statements.  Except as set forth on Schedule 4.16, since January 1, 2002, (x) no insurance maintained by the Company or with respect to the business conducted by the Company has been canceled by the insurer nor has the Company applied for and been refused coverage by any insurer, (y) the Company has not received any notice of any pending or threatened termination of any policies of insurance, nor has any insurer suggested any alteration of any tangible asset, the purchase of additional assets or modification of any methods of doing business, and (z) all insurance maintained by or for the benefit of the Company can be terminated by the Company without the need for any additional payments of any kind from the Company or any other person or entity on account of the policies.

4.17           Compensation; Employment Agreements; Organized Labor Matters.

(a)           Schedule 4.17(a) sets forth the names and titles of all directors, officers and other salaried employees of the Company, listing all employment agreements with such directors, officers and other salaried employees.  The rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each such person as of the date hereof are listed on Schedule 4.17(a).  Since the Due Diligence Date, there have been no increases in the compensation payable or any bonuses to any director, officer or other salaried employee, except ordinary salary increases implemented on a basis consistent with past practices.

(b)           Except as set forth on Schedule 4.17(b), during the past three years (i) the Company has not been and is not currently bound by or subject to (and none of its assets or properties is bound by or subject to) any arrangement or agreement with any labor union, (ii) no employees of the Company have been or are currently represented by any labor union or covered by any collective bargaining agreement, (iii) to the knowledge of the Company and the Stockholder, no campaign to establish such representation has been commenced or is currently in progress, and (iv) there has not been nor is there currently any pending or, to the knowledge of the Company or the Stockholder, threatened labor dispute involving the Company and any group of its employees nor has the Company experienced any labor interruptions.  The Company believes its relationship with employees to be good.

4.18           Employee Plans.

(a)           Schedule 4.18 lists all employee benefit plans of the Company (the “Plans”), including all employment agreements and other agreements or arrangements containing “golden parachute” (as defined under Section 280G of the Code) or other similar provisions, and deferred compensation agreements.  True, complete and correct copies of the Plans, agreements and any trusts related thereto, and classifications of employees covered thereby have been delivered to Buckeye.  Except for the Plans described on Schedule 4.18, the Company does not sponsor, maintain or contribute to any plan, program, fund or arrangement that constitutes an “employee pension benefit plan,” nor has the Company any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any “excess benefit plan” (within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or any non-qualified deferred compensation arrangement).  For the purposes of this Agreement, the term “employee pension benefit plan” shall have the same meaning as is given that term in Section 3(2) of ERISA.  The Company has not sponsored, maintained or contributed to any employee pension benefit plan other than the Plans set forth on Schedule 4.18, nor is the Company required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions or employment of any of the Company’s employees.

(b)           The Company is not now, nor can as a result of its past activities become, liable to the PBGC or to any multiemployer employee pension benefit plan under the provisions of Title IV of ERISA.

(c)           All employee benefit plans listed on Schedule 4.18 and the administration thereof are in compliance with their terms and all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations.

(d)           All accrued contribution obligations of the Company with respect to any Plan listed on Schedule 4.18 have either been fulfilled in their entirety or are fully reflected on the most recent balance sheet of the Company included in the Company Financial Statements.

4.19           Compliance with ERISA.  All of the Plans listed on Schedule 4.18 that are intended to qualify under Section 401(a) of the Code (the “Qualified Plans”) are, and have been so qualified and have been determined by the Internal Revenue Service to be so qualified, and true, correct and complete copies of such determination letters have been delivered to Buckeye.  All reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed, and true, correct and complete copies thereof have been delivered to Buckeye.  Neither the Stockholder, any Plan listed in Schedule 4.18 nor the Company has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA.  No Plan listed in Schedule 4.18 has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(1) of ERISA; and the Company has not incurred and does not have any liability for excise tax or penalty due to the Internal Revenue Service nor any liability to the PBGC.  In addition:

(a)           there have been no terminations, partial terminations or discontinuance of contributions to any such Qualified Plan intended to qualify under Section 401(a) of the Code without notice to and approval by the Internal Revenue Service;

(b)           no Plan listed in Schedule 4.18 subject to the provisions of Title IV of ERISA has been terminated;

(c)           there have been no “reportable events” (as that phrase is defined in Section 4043 of ERISA) with respect to any Plan listed in Schedule 4.18;

(d)           the Company has not incurred and does not have any liability under Section 4062 of ERISA; and

(e)           no circumstances exist pursuant to which the Company could have any direct or indirect liability whatsoever (including, but not limited to, any liability to any multiemployer plan or the PBGC under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty, or being subject to any statutory lien to secure payment of any such liability) with respect to any plan now or heretofore maintained or contributed to by any entity other than the Company that is, or at any time was, a member of a “controlled group” (as defined in Section 412(n)(6)(B) of the Code) that includes the Company.

4.20           Litigation; Compliance with Law.  Except to the extent set forth on Schedule 4.20, there are no claims, actions, suits or proceedings (nor, to the knowledge of the Company or the Stockholder, investigations) pending or, to the knowledge of the Company or the Stockholder, threatened against or affecting, the Company, the Merger or the other transactions contemplated in this Agreement, at law or in equity, or before or by any arbitrator, court or any governmental department, commission, board, bureau, agency or instrumentality, nor is there any basis for any such claim, action, suit, proceeding or investigation against the Company based upon circumstances, events or occurrences that existed or occurred prior to the Closing and no notice of any such claim, action, suit, proceeding or investigation, whether pending or threatened, has been received by the Company or the Stockholder.  The Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in all laws, statutes, ordinances, regulations, rules, judgments, orders, writs, injunctions and decrees binding upon or applicable to the Company and its property and is not in violation of any of the foregoing.

4.21           Taxes.  The Company has timely filed all requisite federal, state and other Returns for all fiscal periods ended on or before the date of this Agreement on or before the date such Returns are required to be filed (or the date to which such filing date may have been properly extended); except as set forth on Schedule 4.21 the Company has not filed any request for any extension that is currently in effect or pending or agreed by any extension; and except as set forth on Schedule 4.21, there are no examinations in progress or claims against the Company for Taxes (including penalties and interest) for any period or periods and no notice of any claim for Taxes, whether pending or threatened, has been received.  The Company has never been a member of any affiliated group (as defined in Section 1504 of the Code) filing a consolidated federal, state or local income tax return.  All Taxes, including interest and penalties (whether or not shown on any Return), owed by the Company or any member of an affiliated or consolidated group which includes or included the Company have been paid, including any estimated tax payments.  The amounts shown as accruals for Taxes (or, in the case of Taxes which are required to be paid by the Stockholder by virtue of the Company having elected to be taxed as an S corporation, as accruals for distributions to the Stockholder for the purpose of paying such Taxes) on the most recent balance sheet included in the Company Financial Statements which is other than the Closing Balance Sheet are sufficient for the payment of all Taxes (including penalties and interest) for all fiscal periods ended on or before the date of such balance sheet. The amounts shown as accruals for Taxes (or, in the case of Taxes which are required to be paid by the Stockholder by virtue of the Company having elected to be taxed as an S corporation, as accruals for distributions to the Stockholder for the purpose of paying such Taxes) on the Closing Balance Sheet are sufficient for the payment of all Taxes (including penalties and interest) for all fiscal periods ended on or before the Closing Date.  True, correct and complete copies of all (a) tax examinations, (b) extensions of statutory limitations, and (c) the federal, state and local income tax returns and franchise tax returns of the Company for its last three (3) fiscal years, or such shorter period of time as the Company shall have existed, have been delivered to Buckeye prior to the date of this Agreement.  Except as set forth on Schedule 4.21, the Company has a taxable year ended December 31 and has not made an election to retain a fiscal year other than December 31 under Section 444 of the Code.  The Company’s methods of accounting have not changed in the past six years.  The Company is not an investment company as defined in Section 368(a)(2)(F) of the Code.  The Company (with the consent of the stockholders of the Company at the time of such election) has made a valid election with the Internal Revenue Service to be taxed as an S corporation within the meaning of Section 1361 of the Code, and that election was in effect immediately prior to the Closing.

4.22           No Violations.

(a)           Neither the Company nor, to the knowledge of the Company or the Stockholder, except as set forth on Schedule 4.22(a), any other party thereto, is in material default under any Authorization, lease, agreement, contract or commitment or other document set forth on Schedule 4.9, 4.11, 4.12, 4.13, 4.14(b) or 4.15 to which the Company is a party or by which the Company or its properties are bound (collectively, the “Company Material Documents”) nor is there any basis for a claim of any default by the Company under any Company Material Document.

(b)           Except as set forth on Schedule 4.22(b), the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby (i) do not and will not conflict with or violate any provision of the Company Charter Documents, (ii) do not and will not result in any violation or breach of, constitute a default or give rise to any right to terminate, cancel or accelerate or loss of any right or benefit under, or result in the imposition of any security interest, lien or other encumbrance on any property of the Company under, any of the terms or provisions of any Authorization, any Company Material Document or any other agreement, contract, instrument or commitment to which the Company is a party or by which it or any of its properties are bound, (iii) do not and will not conflict with or violate any law, statute, ordinance, regulation, rule, judgment, order, writ, injunction or decree binding upon or applicable to the Company or any of its properties, (iv) do not and will not require any consent, waiver, authorization or declaration of, filing or registration with or other action by any governmental department, commission, board, bureau, agency or instrumentality or any other third party (other than the filings referred to in Section 2.1), and (v) do not and will not trigger any right of first refusal or similar right on the part of any other person to acquire any shares of Company Stock or any assets of the Company.

(c)           Except as set forth on Schedule 4.22(c), no Company Material Document and no other agreement, contract, instrument or commitment to which the Company is a party or by which the Company or its properties are bound (i) prohibits the use or publication by the Company, Buckeye, the Surviving Corporation or the Acquisition Sub of the name of any other party to such Company Material Document, agreement, contract, instrument or commitment, (ii) prohibits or restricts the Company from freely providing goods and services to any person or entity or from soliciting any person or entity for any purpose, whether to be customers or employees of the Company, to be engaged by the Company or otherwise, or (iii) restricts the types of businesses or the geographical territory in which any businesses may be engaged by the Company, Buckeye, the Surviving Corporation or the Acquisition Sub.

4.23           Government Contracts.  Except as set forth on Schedule 4.23, the Company is not a party to or otherwise bound by any agreement, contract, instrument or commitment with any governmental department, commission, board, bureau, agency or instrumentality.

4.24           Absence of Changes.  No event or circumstance has occurred or exists that constitutes or reasonably could be expected to have in the future any material adverse change in the business, operations, properties, assets, prospects or condition (financial or otherwise) of the Company.  Since the Due Diligence Date, except as set forth on Schedule 4.24, there has not been with respect to the Company:

(a)           any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties or business of the Company;

(b)           any change in the authorized capital of the Company or its outstanding securities or any change in its ownership interests or any grant of any subscriptions, options, warrants, calls, conversion rights or commitments;

(c)           any declaration or payment of any dividend or distribution in respect of the Company’s capital stock or any direct or indirect purchase, or redemption or other acquisition or retirement of any of the capital stock of the Company;

(d)           any increase in the compensation, bonus, sales commissions or fees payable or to become payable by the Company to any of its directors, officers, employees, consultants or agents or to the Stockholder, except for ordinary and customary bonuses and salary increases for employees (which are other than officers, directors, consultants or agents) in accordance with past practice;

(e)           any work interruptions, labor grievances or claims filed;

(f)           any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of the Company to any person or entity, including the Stockholder, relatives of the Stockholder or Affiliates of the Company or the Stockholder (other than the sales of inventory in the ordinary course of business);

(g)           any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including any indebtedness or obligation of the Stockholder, relatives of the Stockholder or Affiliates of the Company or the Stockholder, other than the negotiation and adjustment of bills made by the Company in the course of good faith disputes with customers in the ordinary course of business and in a manner consistent with past practice;

(h)           any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

(i)           any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of the Company’s business;

(j)           any waiver of any material rights or claims of the Company, other than the negotiation and adjustment of bills, client invoices, accounts payable and accounts receivable in the ordinary course of business and in a manner consistent with past practice;

(k)           any amendment or termination of any material contract, agreement, license, permit or other right to which the Company is a party, except in the ordinary course of business;

(l)           any transaction by the Company outside the ordinary course of its business;

(m)           any cancellation or termination of a material contract with a customer or client prior to the scheduled termination date; or

(n)           any other distribution of property or assets by the Company other than in the ordinary course of business.

4.25           Financial Institutions and Accounts.  Set forth on Schedule 4.25 with respect to the Company is (a) the name of each financial institution in which the Company has any accounts or safe deposit boxes, (b) the names in which the accounts or boxes are held, (c) the type of account and account number, and (d) the name of each person or entity authorized to draw thereon or have access thereto.  Schedule 4.25 also sets forth the name of each person or entity holding a general or special power of attorney from or otherwise binding upon the Company and a description of the terms of such power.

4.26           Relations with Governments.  The Company has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office in violation of any law, statute, ordinance, rule or regulation, nor has the Company otherwise taken any action which would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

4.27           Prohibited Activities.  Except as set forth on Schedule 4.27, the Company has not, since the Due Diligence Date, taken any of the actions set forth in Section 7.3.

4.28           Intellectual Property.  Except as set forth on Schedule 4.28, the Company owns or possesses valid and binding licenses or other rights to use all intangible and intellectual property used in or related to the business conducted by the Company (collectively, the “Intellectual Property”), including all patents, trademarks, service marks, trade names, trade styles, copyrights, logos, trade secrets and proprietary information and all registrations and applications for any of the foregoing.  Schedule 4.28 sets forth (a) all trademarks, service marks, trade names, trade styles, copyrights and all registrations or applications therefor, (b) all patents, inventions and all registrations or applications therefor, and (c) all licenses, sublicenses and other agreements to which the Company is a party or otherwise bound, either as licensee or licensor or otherwise, related to any of the Intellectual Property.  All actions necessary to maintain the registration, application or use of the Intellectual Property have been taken by the Company and the Company has not engaged in any conduct or omitted to perform any necessary act, the result of which would invalidate, abandon or otherwise render the Company’s rights to any Intellectual Property unenforceable.  Except as set forth on Schedule 4.28 the Company is not required to pay any royalty, license, fee or other similar compensation with respect to the Intellectual Property in connection with the current or prior conduct of the business conducted by the Company.  As used in the Company’s business, none of the Intellectual Property infringes, misappropriates or violates or has been alleged to infringe, misappropriate or violate any trade name, trademark or other intellectual property or proprietary rights of any other Person and nor is the Company in the conduct of its business infringing upon, misappropriating or violating, or alleged to be infringing upon, misappropriating or violating any intellectual property or proprietary rights of any other Person.  To the knowledge of the Company and the Stockholder, no person or entity is engaged in any activity which would constitute infringement of the Company’s rights in the Intellectual Property.  The Company is not a party to or otherwise bound by any agreement to indemnify any other person or entity against any charge of infringement of any proprietary right.

4.29           Related Party Agreements.  Except as set forth on Schedule 4.29, the Company is not a party to or otherwise bound by any agreement with the Stockholder or any relative or Affiliate of the Stockholder.

4.30           Warranty and Sales Return Claims.  Schedule 4.30 accurately describes all warranty, sales return or allowance and similar policies related to the business conducted by the Company.  No failure on the part of the Company to perform any work in accordance with all plans and specifications and in a good and workman-like fashion, individually or in the aggregate, will result in losses, damages, liabilities, costs or expenses which are not either fully covered by insurance, manufacturer’s warranties or the reserves shown on Schedule 4.30 (and which reserves will be reflected on the Closing Balance Sheet).  Except as set forth on Schedule 4.30, neither the Company nor the Stockholder has received any notice or are otherwise aware of, and there is no basis for, any claim by any customer or any other person or entity against the Company based in any way on or related to any theory of product liability or any material defect or problem with respect to any of goods or services provided by the Company at any time during the past three years.  Each such matter set forth on Schedule 4.30 is (except as otherwise expressly indicated on Schedule 4.30) fully and adequately covered by insurance.  No warranty adjustments, sales returns or allowances or warranty services will be required with respect to goods or services provided by the Company prior to the Closing in excess of the reserves shown on Schedule 4.30, which reserves will be reflected on the Closing Balance Sheet.

4.31           Names.  No person or entity has been granted the right to use the name “Gallagher”, “Gallagher’s” or “Gallagher’s Heating & Air Conditioning, Inc.” or any variation of any of the foregoing thereof by the Company or the Stockholder.  To the knowledge of the Company and the Stockholder, no Person has the right to use or uses name in the plumbing, heating, ventilating, air conditioning or indoor air quality business or any other business conducted by the Company, except as set forth in Schedule 4.31.

4.32           Disclosure.  No representation or warranty of the Stockholder or the Company in this Agreement contains an untrue statement of a material fact with respect to the Stockholder or the Company or omits to state a material fact necessary to make the statements therein with respect to the Stockholder or the Company, in light of the circumstances under which they were made, not misleading.  True, correct and complete copies of each document or agreement listed or described on any Schedule have been delivered to Buckeye and the Acquisition Sub and there are no amendments or modifications thereto, except as expressly noted in the Schedule on which such agreement or document is referenced.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder represents and warrants as follows:

5.1           Authority; Enforceability; Ownership.  The Stockholder has the full legal capacity, right, power and authority to enter into this Agreement, to perform his obligations under this Agreement and to consummate the transactions contemplated herein.  This Agreement has been duly executed and delivered by the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.  The Stockholder owns beneficially and of record all of the issued and outstanding shares of capital stock of the Company and, except as set forth on Schedule 4.3 (all of which with respect to the Company Stock shall be terminated or released at or prior to the Closing), such capital stock is owned free and clear of all liens, security interests, charges, voting trusts, restrictions, encumbrances and claims of every kind.

5.2           No Violation.  The execution and delivery of this Agreement by the Stockholder, the performance by the Stockholder of his obligations hereunder and the consummation of the transactions contemplated hereby (a) do not and will not result in any violation or breach of, constitute a default or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit under, or result in the imposition of any security interest, lien or other encumbrance on any stock owned by the Stockholder under, any of the terms or provisions of any agreement, contract, instrument or commitment to which the Stockholder is a party or by which the Stockholder or his property is bound, (b) do not and will not conflict with or violate any applicable law, statute, ordinance, regulation, rule, judgment, order, writ, injunction or decree binding upon or applicable to the Stockholder or his property, (c) except as set forth on Schedule 5.2, do not require any consent, waiver, authorization, or declaration of, filing or registration with or other action by any governmental department, commission, board, bureau, agency or instrumentality or any other third party (other than the filings referred to in Section 2.1), and (d) do not and will not trigger any right of first refusal or similar right or similar right on the part of any other person to acquire any shares of Company Stock or any assets of the Company.

5.3           Preemptive Rights.  The Stockholder does not have, and the Stockholder hereby waives, any preemptive or other right to acquire shares of capital stock of the Company, the Acquisition Sub or Buckeye that the Stockholder has or may have had, other than the rights of the Stockholder to acquire the Buckeye Stock pursuant to or in connection with this Agreement or the Promissory Note.

5.4           No Intention to Dispose of Buckeye Stock.  The Stockholder is not under any binding agreement or commitment and has no present plan, intention or arrangement to sell, exchange or otherwise dispose of any shares of Buckeye Stock that may be received pursuant to or in connection with this Agreement or any of the other agreements or documents executed and/or delivered in connection with this Agreement (including without limitation any of the Promissory Note) or the transactions contemplated hereby or thereby.

ARTICLE 6
REPRESENTATIONS OF BUCKEYE AND THE ACQUISITION SUB

Buckeye and the Acquisition Sub, jointly and severally, represent and warrant as follows:

6.1           Organization.  Buckeye and the Acquisition Sub are each corporations duly organized, validly existing and in good standing under the laws of the State of Nevada in the case of Buckeye and Delaware in the case of the Acquisition Sub, and each has the requisite corporate power and authority to carry on its business as it is now being conducted.  Buckeye and the Acquisition Sub are each qualified to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, properties or financial condition of Buckeye and its subsidiaries, taken as a whole.  True, complete and correct copies of the certificate of incorporation (including amendments thereto) and by-laws (including amendments thereto) of Buckeye and the Acquisition Sub (collectively, the “Charter Documents”) as in effect on the date hereof have been delivered to the Stockholder prior to the date of this Agreement.

6.2           Authorization.  Buckeye and the Acquisition Sub have the full legal right, power and authority to enter into this Agreement, to perform their respective obligations under this Agreement and to consummate the transactions contemplated herein.  The execution and delivery of this Agreement by Buckeye and the Acquisition Sub, the performance by Buckeye and the Acquisition Sub of their respective obligations herein and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of Buckeye and the Acquisition Sub.  This Agreement has been duly executed and delivered by Buckeye and the Acquisition Sub and constitutes a legal, valid and binding obligation of Buckeye and the Acquisition Sub, enforceable against each such corporation in accordance with its terms.

6.3           No Violations.  The execution and delivery of this Agreement by Buckeye and the Acquisition Sub, the performance by Buckeye and the Acquisition Sub of their respective obligations hereunder and the consummation of the transactions contemplated hereby (a) do not and will not conflict with or violate any provision of the Charter Documents, (b) except as set forth on Schedule 6.3, do not and will not result in any violation or breach of, constitute a default or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit under, any of the terms or provisions of any Authorization, or any agreement, contract, instrument or commitment to which Buckeye or the Acquisition Sub is a party or by which Buckeye or the Acquisition Sub or their properties are bound which would, individually or in the aggregate, have a material adverse effect on the business, properties or financial condition of Buckeye and its subsidiaries, taken as a whole, (c) do not and will not conflict with or violate any law, statute, ordinance, regulation, rule, judgment, order, writ, injunction or decree binding upon or applicable to Buckeye or the Acquisition Sub or any of their respective properties which would, individually or in the aggregate, have a material adverse effect on the business, properties or financial condition of Buckeye and its subsidiaries, taken as a whole, and (d) except as set forth on Schedule 6.3, do not and will not require any consent, waiver, authorization or declaration of, filing or registration with or other action by any governmental department, commission, board, bureau, agency or instrumentality or any other third party (other than the filings referred to in Section 2.1 and filings of notices required by any applicable securities laws).

6.4           Buckeye Stock.  Upon the issuance thereof pursuant to the terms of this Agreement or the Promissory Note, the Buckeye Stock to be delivered to the Stockholder pursuant to or in connection with this Agreement (including any issued pursuant to the Promissory Note) will be duly authorized and validly issued and fully paid and nonassessable.  The shares of Buckeye Stock to be issued to the Stockholder pursuant to or in connection with this Agreement (including any issued pursuant to the Promissory Note) will not have been registered under the 1933 Act.

ARTICLE 7
COVENANTS PRIOR TO CLOSING

7.1           Access and Cooperation; Due Diligence; Confidentiality.

(a)           Between the date of this Agreement and the Closing Date, the Company will, and the Stockholder will and will cause the Company to, afford to the officers and authorized representatives of Buckeye and the Acquisition Sub access to all of the Company’s sites, properties, books and records upon reasonable notice and during normal business hours and will furnish Buckeye and the Acquisition Sub with such additional financial and operating data and other information as to the business and properties of the Company as Buckeye or the Acquisition Sub may from time to time reasonably request.  The Company and the Stockholder will cooperate with Buckeye and the Acquisition Sub, and their respective representatives, auditors and counsel, in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement.

(b)           Between the date of this Agreement and the Closing Date, Buckeye will afford to the officers and authorized representatives of the Company and the Stockholder access to all of Buckeye’s and the Acquisition Sub’s sites, properties, books and records upon reasonable notice and during normal business hours and will furnish the Company and the Stockholder with such additional financial and operating data and other information as to the business and properties of Buckeye and the Acquisition Sub as the Company or the Stockholder may from time to time reasonably request.  Buckeye and the Acquisition Sub will cooperate with the Company and the Stockholder, and their representatives, auditors and counsel, in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement.

(c)           All information obtained by any of the parties hereto from any of the other parties hereto under this Agreement (including pursuant to this Section 7.1 or Section 10.1) or otherwise in connection with the transactions contemplated hereby will be held in strict confidence by the receiving party, and the receiving party will not use such information or disclose it to others (other than counsel, accountants and other representatives of the receiving party engaged in connection with this transaction, who will be subject to the provisions of this Section 7.1(c)), except with written permission of the disclosing party; provided that the foregoing restrictions will not apply to any information (i) that is or becomes in the public domain by publication or otherwise through no action of the receiving party or any of its representatives, (ii) that was known to the receiving party prior to the time of disclosure by the disclosing party, (iii) that is rightfully obtained by the receiving party from a third party that has the legal right to disclose such information, or (iv) that the receiving party is required by law or any legal process or proceeding to disclose.  The restrictions in this Section 7.1(c) shall cease to apply to Buckeye or the Acquisition Sub from and after the Closing Date with respect to information received from the Stockholder or the Company.

7.2           Conduct of Business Pending Closing.  Between the date of this Agreement and the Closing Date, the Company will, except as set forth on Schedule 7.2:

(a)           carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

(b)           maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

(c)           perform in all material respects all of its obligations under agreements relating to or affecting its assets, properties or rights;

(d)           keep in full force and effect present insurance policies or other comparable insurance coverage;

(e)           use its reasonable efforts to maintain and preserve its business organization intact, retain its present salaried employees and maintain its relationships with suppliers, customers and others having business relations with the Company;

(f)           comply with all permits, laws, statutes, ordinances, regulations and rules, and judgments, orders and decrees of any court or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it; and

(g)           maintain and comply with the terms of its present debt and lease instruments and not enter into any amendments thereto or any new debt or lease instruments, without the prior written consent of Buckeye (which consent shall not be unreasonably withheld).

7.3           Prohibited Activities.  Except as set forth in Schedule 7.3, between the date hereof and the Closing Date, the Company will not, without prior written consent of Buckeye:

(a)           make any change in the Company Charter Documents;

(b)           issue any securities, subscriptions, options, warrants, calls, conversion rights or commitments relating to its securities of any kind;

(c)           declare or pay any dividend, or make any distribution in respect of its capital stock or directly or indirectly purchase, redeem or otherwise acquire or retire for value any shares of its capital stock;

(d)           enter into any contract or commitment (including without limitation any vehicle lease) or incur or agree to incur any liability or make any capital expenditures, except if it is in the normal course of business consistent with past practice, does not involve the purchase or lease of additional vehicles, and involves an amount not in excess of $25,000;

(e)           create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any of its assets or properties whether now owned or hereafter acquired, except (i) liens for taxes either not yet due or being contested in good faith and by appropriate proceedings (and for which contested taxes adequate reserves have been established and are being maintained), or materialmen’s, mechanics’, workers’, repairmen’s or other like liens arising by operation of law and securing amounts not yet due or being contested in good faith by appropriate proceedings (and for which contested amounts adequate reserves have been established and are being maintained) in the ordinary course of business, or (ii) liens set forth on Schedule 4.13;

(f)           sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the normal course of business;

(g)           negotiate or enter into any agreement for the acquisition of any business or the start-up of any new business (except with Buckeye and its Affiliates);

(h)           merge or consolidate or convert or agree to merge or consolidate or convert with or into any other corporation or other entity (except as contemplated by this Agreement);

(i)           waive any material rights or claims of the Company, provided that the Company may negotiate and adjust bills, client invoices, accounts payable and accounts receivable in the ordinary course of business and in a manner consistent with past practice;

(j)           increase present salaries and commission levels for any officer, director, employee or agent except for ordinary and customary salary increases for employees (but not officers, directors or agents) in accordance with past practices;

(k)           make any loans or advances to, or capital contributions or investments in, any person or entity;

(l)           commit a material breach or amend or terminate any material agreement or instrument, Authorization or other right of the Company;

(m)           enter into any agreement with the Stockholder or any relative or Affiliate of the Stockholder; or

(n)           enter into any other transaction outside the ordinary course of its business or prohibited hereunder.

7.4           No Shop.  Neither the Stockholder, the Company, nor any agent, employee, officer, director, trustee or any representative of any of the foregoing will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, directly or indirectly, solicit or initiate the submission of proposals or offers from any person or entity for, participate in any discussions pertaining to, or furnish any information to any person or entity other than Buckeye, the Acquisition Sub or their authorized agents relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the Company or any merger, consolidation or business combination of or involving the Company.

7.5           Agreements to be Terminated.  The Stockholder and the Company shall terminate, on or prior to the Closing Date (a) any stockholders agreements, voting agreements, voting trusts, subscriptions, options, warrants, calls, conversion rights or commitments of any kind which obligate the Company to issue any securities or purchase, redeem or otherwise acquire any securities or any interests therein and all employment agreements between the Company and any employee (but not any non-competition, non-solicitation or non-disclosure provisions contained therein), and (b) any existing agreement between the Company and the Stockholder or any of its Affiliates (except as set forth on Schedule 9.11).  The Company and the Stockholder shall provide Buckeye with proof of the terminations required pursuant to this Section 7.5.

7.6           Notification of Certain Matters.  From and after the date of this Agreement until the Closing, each party hereto shall promptly notify the other parties hereto of (a) any representation or warranty made by it in connection with this Agreement was untrue or inaccurate when made, (b) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any party to effect the Merger or the other transactions contemplated by this Agreement not to be satisfied, or (c) the failure of the Company or the Stockholder, on the one hand, or Buckeye or the Acquisition Sub, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger or the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section shall not modify any representations or warranties contained in this Agreement, cure any breach of any representation or warranty requiring disclosure of such matter or otherwise limit or affect the rights and remedies available hereunder to the party receiving such notice.

7.7           Further Assurances.  The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF
THE STOCKHOLDER AND THE COMPANY

The obligations of the Stockholder and the Company with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions.  If, as of the Closing Date, any of such conditions has not been satisfied, the Stockholder and the Company shall have the right to terminate this Agreement or, in the alternative, waive any condition not so satisfied.  Notwithstanding the foregoing, the consummation of the Merger shall constitute a waiver of any conditions not so satisfied.  However, no such waiver shall be deemed to affect the survival of the representations and warranties of Buckeye and the Acquisition Sub contained in Article 6.

8.1           Representations and Obligations.  All representations and warranties of Buckeye and the Acquisition Sub contained in Article 6 shall be true and correct as of the date of this Agreement and, if the Closing Date is other than the date of this Agreement, shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made on and as of that date, except that those representations and warranties which address matters only as of a particular date only shall be required to be true and correct as of such date; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Buckeye and the Acquisition Sub on or before the Closing Date shall have been duly complied with and performed in all material respects; and certificates to the foregoing effect dated the Closing Date and signed by an officer of Buckeye and the Acquisition Sub shall have been delivered to the Stockholder.

8.2           No Litigation.  No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened which seeks to restrain or prohibit the Merger or which seeks to recover substantial damages relating to the Merger, and no governmental agency or body shall have taken any other action or made any request of the Company relating to the Merger or the other transactions contemplated by this Agreement as a result of which the Company deems it inadvisable to proceed with the transactions hereunder.

8.3           Consents and Approvals.  All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transaction contemplated herein shall have been obtained and made.

8.4           No Material Adverse Change.  No event or circumstance shall have occurred or exist with respect to Buckeye or any of its subsidiaries which would constitute a material adverse effect on the business, properties or financial condition of Buckeye and its subsidiaries, taken as a whole.

8.5           Governmental Certificates.  Buckeye and the Acquisition Sub each shall have delivered to the Company copies of their respective certificates of incorporation (including amendments thereto), certified as of a recent date by the appropriate governmental authority in their jurisdiction of incorporation, and certificates, dated as of a recent date, duly issued by the appropriate governmental authority in their jurisdiction of incorporation, showing that each of Buckeye and the Acquisition Sub is in good standing and authorized to do business in such jurisdiction.

8.6           Certificates.  The Company shall have received a certificate or certificates, dated the Closing Date and signed by an officer of Buckeye and of the Acquisition Sub, certifying as to the completeness and correctness of attached copies of Buckeye’s and the Acquisition Sub’s respective articles or certificates of incorporation (including amendments thereto), by-laws (including amendments thereto), and resolutions of the Boards of Directors and, if required, the stockholders of Buckeye and the Acquisition Sub approving Buckeye’s and the Acquisition Sub’s entering into this Agreement and the consummation of the transactions contemplated hereby.

8.7           Security Documents.  The Stockholder shall have received a counterpart of the Security Documents executed by the other parties thereto, and a stock certificate evidencing the stock of the Company being pledged pursuant to the Security Documents.

8.8           Employment Agreement.  Timothy E. Gallagher shall have been afforded the opportunity to enter into an employment agreement in substantially the form attached as Exhibit D.

8.9           Closing Deliveries.  The Stockholder shall have received the deliveries required to be made by Buckeye pursuant to Section 3.2.

8.10           Lease.  The landlord of the premises currently leased to the Company in Los Molinos, California and shall have entered into a new lease with the Company on terms acceptable to the Stockholder.

8.11           Satisfaction.  All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to the Company and its counsel.

ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS OF
BUCKEYE AND THE ACQUISITION SUB

The obligations of Buckeye and the Acquisition Sub with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions.  If, as of the Closing Date, any of such conditions has not been satisfied, Buckeye and the Acquisition Sub shall have the right to terminate this Agreement or, in the alternative, waive any condition not so satisfied.  Notwithstanding the foregoing, the consummation of the Merger shall constitute a waiver of any conditions not so satisfied.  However, no such waiver shall be deemed to affect the survival of the representations and warranties of the Company or the Stockholder contained in this Agreement.

9.1           Representations and Obligations.  All the representations and warranties of the Stockholder and the Company contained in this Agreement shall be true and correct as of the date of this Agreement and, if the Closing Date is other than the date of this Agreement, shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made on and as of such date, except that those representations and warranties which address matters only as of a particular date only shall be required to be true and correct as of such date; all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Stockholder and the Company on or before the Closing Date shall have been duly performed or complied with in all material respects; and certificates to the foregoing effect dated the Closing Date and signed by the Stockholder and by the President of the Company shall have been delivered to Buckeye.

9.2           No Litigation.  No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened which seeks to restrain or prohibit the Merger or which seeks to recover substantial damages relating to the Merger, and no governmental agency or body shall have taken any other action or made any request of Buckeye or the Acquisition Sub relating to the Merger or the other transactions contemplated by this Agreement as a result of which Buckeye or the Acquisition Sub deems it inadvisable to proceed with the transactions hereunder.

9.3           Consents and Approvals.  All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made, and all consents and approvals of third parties listed on Schedule 4.22(b), Schedule 5.2 and Schedule 6.3 shall have been obtained.

9.4           No Material Adverse Effect.  No event or circumstance shall have occurred or exist with respect to the Company which would constitute or reasonably could be expected to have in the future a material adverse effect on the business, properties, operations, condition (financial or otherwise) or prospects of the Company, and the Company shall not have suffered any material change, loss or damage to any of its properties or assets, whether or not covered by insurance.

9.5           Governmental Certificates.  The Company shall have delivered to Buckeye copies of its certificate or articles of incorporation (including amendments thereto) certified as of a recent date by the appropriate governmental authority in the Company’s state of incorporation, and a certificate, dated as of a recent date, duly issued by the appropriate governmental authority in the Company’s state of incorporation and in each state in which the Company is authorized to do business, showing the Company is in good standing and authorized to do business in such jurisdiction.

9.6           Certificate.  Buckeye shall have received a certificate, dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Company, certifying as to the completeness and correctness of attached copies of the Company’s certificate or articles of incorporation (including amendments thereto), by-laws (including amendments thereto), and resolutions of the Board of Directors and the stockholder of the Company approving the Company’s entering into this Agreement and the consummation of the transactions contemplated hereby.

9.7           Security Documents.  Buckeye and the Acquisition Sub shall have received a counterpart of the Security Documents dated as of the Closing Date executed by each of the other parties thereto.

9.8           Employment Agreement.  Timothy E. Gallagher shall have entered into an employment agreement in substantially the form attached as Exhibit D.

9.9           Lease.  The landlord of the premises currently leased to the Company in Los Molinos, California and the Company shall have terminated their existing lease and such landlord shall have entered into a new lease with the Company on terms acceptable to Buckeye.  The existing lease of the premises currently leased by the Company in Yuba City, California shall be acceptable to Buckeye or the existing lease shall have been terminated and such landlord shall have entered into a new lease with the Company on terms acceptable to Buckeye.

9.10           Release.  The Stockholder and any spouse of the Stockholder shall have delivered to Buckeye an instrument, in form and substance satisfactory to Buckeye, dated the Closing Date, releasing the Company, Buckeye, the Acquisition Sub and the Surviving Corporation from any and all claims of such persons against the Company, and any and all obligations of the Company to such persons.

9.11           Termination of Related Party and Other Agreements.  Except for the agreements set forth on Schedule 9.11, Buckeye shall have received satisfactory evidence (a) that all existing agreements between the Company and any stockholder of the Company, any relative of any stockholder of the Company and any Affiliates of any stockholder of the Company shall have been canceled effective prior to or as of the Closing Date, and (b) that the terminations required by Section 7.5 shall have been obtained.

9.12           Debt.  The terms of any Debt of the Company in existence at the Closing shall be, or shall have been amended and modified to be, acceptable to Buckeye and will not be able to be accelerated as a result of the Merger or the other transactions contemplated to occur in connection with this Agreement.  Each stockholder of the Company shall have repaid or caused to have been repaid, or shall repay or cause to be repaid at the Closing, all indebtedness of such stockholder or his affiliates, relatives or any related party owing to the Company, whether or not then due or matured, and no notes payable or other Debt shall be owed to the Stockholder or any of his affiliates, relatives or any other related parties.

9.13           Non-Competition and Confidentiality Agreement.  Buckeye shall have received the Non-Competition and Confidentiality Agreement executed by the Stockholder in substantially the form attached as Exhibit E.

9.14           Transfer Restriction Agreement.  Buckeye shall have received a Transfer Restriction Agreement executed by the Stockholder in the form provided to the Stockholder by Buckeye.

9.15           Closing Deliveries.  Buckeye shall have received the deliveries required to be made by the Stockholder and the Company pursuant to Schedule 2.4 and Section 3.2.

9.16           Review.  Buckeye shall be satisfied with the results of its investigation and review of the Company with respect to, among other matters, the business, operations, assets, contracts, legal compliance, non-recurring expenses and future prospects of the Company.

9.17           Lender Approval.  Buckeye shall have obtained all consents of its lender necessary to consummate the transactions contemplated by this Agreement in a form and substance acceptable to Buckeye.

9.18           Approval.  Each stockholder of the Company shall have voted all of such stockholder’s shares of Company Stock in favor of the Merger and Buckeye shall have been provided with a copy of a unanimous written consent to such effect executed by all of the stockholders of the Company.

9.19           Lien Search Reports.  Buckeye shall have received Uniform Commercial Code lien search reports and such other lien search reports as it may require and such search reports shall not disclose any unpermitted liens which are not terminated on or before the Closing.

9.20           Satisfaction.  All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been approved by counsel to Buckeye.

ARTICLE 10
COVENANTS OF BUCKEYE AND THE STOCKHOLDER
AFTER CLOSING

10.1           Preparation and Filing of Tax Returns.

(a)           Buckeye and the Stockholder shall cooperate in the preparation and filing of all separate Returns (other than Returns for income Taxes) of the Company for all taxable periods that end on or after February 1, 2008 (and which are not required to be filed prior to the Closing Date) and Buckeye and the Surviving Company shall pay or cause to be paid all Tax liabilities shown by such Returns to be due to the extent properly accrued or reserved with respect thereto on the Company Closing Balance Sheet or relating to the period after the Closing Date, provided, however that payment in excess of the amounts properly accrued or reserved with respect thereto on the Company Closing Balance Sheet shall not affect in any manner any rights that Buckeye, the Acquisition Sub or the Surviving Corporation may have to indemnification as provided in Article 11.  The Stockholder shall prepare and file or cause to be prepared and filed (at the Stockholder’s expense) all separate federal income Tax Returns (and all state and local Tax Returns filed on a basis similar to that of S corporation under federal income Tax rules) of the Company for all taxable periods that end on or before the Closing Date (including any stub period Tax Returns for the period ending on the Closing Date).  All such Returns shall be prepared on a basis that is consistent with past practice and shall be acceptable to Buckeye.  At least twenty (20) business days before filing any such Return, the Stockholder shall submit the Return to Buckeye for review and approval and to provide Buckeye with an opportunity to confirm that the Stockholder has properly computed and reported the taxable income of the Company for such periods (including without limitation any stub period ending on the Closing Date).  The Stockholder shall pay or cause to be paid all Tax liabilities (in excess of all amounts already paid with respect thereto or properly accrued or reserved with respect thereto on the Company Closing Balance Sheet) that are shown to be due on such Returns for all taxable periods that end on or before the Closing Date.  Any payments made by Buckeye, the Acquisition Sub or the Surviving Corporation in excess of any amounts reserved for on the Closing Balance Sheet for such Taxes shall not affect in any manner any rights that Buckeye, the Acquisition Sub or the Surviving Corporation may have to indemnification as provided in Article 11.

(b)           Buckeye shall file or cause to be filed all separate Returns of, or that include, the Surviving Corporation for all taxable periods ending after the Closing Date.

(c)           Each party hereto shall, and shall cause its subsidiaries and Affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any Return, amended Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes.  Such cooperation and information shall include providing copies of all relevant portions of relevant Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property, which such party may possess.  Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.  Subject to the preceding sentence, each party required to file Returns pursuant to this Agreement shall bear all costs of filing such Returns.

10.2           Additional Consideration.  In addition to the consideration described in Section 2.4, and elsewhere in this Section 10.2, on or prior to March 31, 2010, Buckeye shall deliver to the Stockholder a written notice showing the computation of the Earn-Out Amount and shall pay to the Stockholder an amount equal to the Earn-Out Amount as so stated.  Any amount payable pursuant to this Section 10.2 shall be payable as follows: (i) fifty percent (50%) of such amount shall be paid by check, certified check or by wire transfer of immediately available funds to an account designated by the Stockholder in writing to Buckeye; and (ii) the remaining fifty percent (50%) of such amount shall be paid in whole shares of Buckeye Stock (valued at their Fair Market Value), with a cash payment in lieu of any fractional shares.

As used in this Agreement, the following terms shall have the following meanings:

“Earn-Out Amount” shall mean an amount equal to (i) five (5.0) times the Excess EBIT, if the Excess EBIT is greater than $0; or (ii) $0, if the Excess EBIT is less than or equal to $0.

"EBIT" shall mean, for the applicable Measurement Period, an amount equal to:

(i)           the net income of the Surviving Corporation during the applicable Measurement Period (excluding interest income and any extraordinary gains or any gains from the sale of assets (other than gains from inventory sold in the ordinary course of business)); plus

(ii)           any amount subtracted in determining the Surviving Corporation’s net income for such period for interest and taxes;

calculated in each case in accordance with generally accepted accounting principles, but allocating to the Surviving Corporation in a manner reasonably determined by Buckeye in accordance with Buckeye’s standard practices on a non-discriminatory basis the Surviving Corporation’s share of expenses incurred or paid by Buckeye or its affiliates which benefit or are for the benefit of the Surviving Corporation, which relate to or are otherwise incurred as a result of the existence, activities or operations of the Surviving Corporation (including without limitation any such expenses for insurance, employee benefits, accounting services and legal services for the Surviving Corporation) or which are otherwise specifically allocable to the Surviving Corporation.

"EBIT Target" shall mean $900,000, provided that in the event that the operations of any other business are combined with those of the Surviving Corporation (whether the result of an acquisition or otherwise) prior to the end of the Measurement Period, such amount shall be increased by an amount equal to the projected EBIT for the business operations to be combined with those of the Surviving Corporation (prorated on a reasonable basis to reflect the projected increased EBIT through the end of each applicable Measurement Period), as determined by Buckeye in good faith.

“Excess EBIT” shall mean the difference between (i) the arithmetic average of the amount of the EBIT of the Surviving Corporation during the First Measurement Period and the amount of the EBIT of the Surviving Corporation during the Second Measurement Period and (ii) the EBIT Target (or $0 if the EBIT Target exceeds such average EBIT amount).

"Fair Market Value" shall mean the average of the daily closing prices of a share of common stock of Buckeye over a fifty (50) Business Day period ending on the Measurement Date.  The closing price for each day shall be the last sale price regular way or in case no such reported sales take place on such day, the average of the last reported bid and asked price regular way, in either case on the New York Stock Exchange, Inc. (the "NYSE") or if not the NYSE, the principal national securities exchange on which the common stock of Buckeye is admitted to trading or listed, or if not listed or admitted to trading on any exchange, the representative closing bid price as reported on NASDAQ, or similar organization if NASDAQ is no longer reporting such information, or if not so available, the fair market price as determined in good faith by the mutual agreement of the Stockholder and Buckeye or if the Stockholder and Buckeye are unable to agree, by an investment banker selected by Buckeye (the fees and costs of such investment banker to be paid 50% by Buckeye and 50% by the Stockholder); provided, however, that if the common stock of Buckeye is listed on the NYSE or any national securities exchange, the term "Business Day" as used in this definition means a Business Day on which such exchange is open for trading.

“Measurement Period” means the period from January 1, 2008 to December 31, 2008 (the “First Measurement Period”) and the twelve month period immediately following the First Measurement Period (the “Second Measurement Period”).

In addition to the consideration described in Section 2.4, and elsewhere in this Section 10.2, Buckeye shall also pay the Stockholder the Additional Amount as provided in this Section.  For purposes of this Agreement, the term “Additional Amount” shall mean (i) in the event the long term capital gains tax rate under the Code that is applicable to the Stockholder’s receipt of the principal payments required to be paid pursuant to the Additional Promissory Note is increased after the date of this Agreement, the amount equal to (x) the percentage increase in the long term capital gains tax rate that is applicable to the remaining principal payments due under the Additional Promissory Note multiplied by (y) the amount of the remaining principal payments under the Additional Promissory Note affected by such increased tax rate, and (ii) in the event there is no increase in the capital gains rate applicable to the Stockholder’s receipt of the principal payments to be made pursuant to the Additional Promissory Note before all such payments are made, $0.  The Additional Amount shall be payable in consecutive monthly installments beginning in the first month anniversary of the date of the final regularly scheduled installment payment due under the Additional Promissory Note, as such final installment payment date may be extended pursuant to the terms of the Additional Promissory Note, and continuing on the same day in each month thereafter until the Additional Amount has been paid in full.  Such monthly installments shall be in the amount of $100,000 or, if less, the remaining unpaid amount of the Additional Amount.  Buckeye shall have the right to prepay the Additional Amount in whole or in part without penalty at any time and from time to time with or without prior notice and any such prepayment(s) shall be applied to reduce the next regularly scheduled installment(s) of the Additional Amount.

ARTICLE 11
INDEMNIFICATION

The Stockholder, Buckeye and the Acquisition Sub each make the following covenants that are applicable to them, respectively:

11.1           Indemnification by the Stockholder.  The Stockholder covenants and agrees that he will indemnify, defend, protect and hold harmless Buckeye, the Acquisition Sub and the Surviving Corporation from and against all losses, damages, liabilities, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including reasonable attorneys’ fees and expenses of investigation) incurred by Buckeye, the Acquisition Sub or the Surviving Corporation as a result of or arising from (a) any breach of the representations and warranties of the Stockholder or the Company set forth in this Agreement or in any certificates delivered in connection herewith, or (b) any breach of any covenant or agreement on the part of the Stockholder or the Company under this Agreement, or (c) any Excluded Liabilities or any matters disclosed on Schedule 4.20.  The obligation to indemnify Buckeye, the Acquisition Sub and the Surviving Corporation pursuant to this Section 11.1 shall apply only to the extent that notice of the claim for indemnification pursuant to this Section 11.1 is given in good faith to the Stockholder on or prior to the applicable Expiration Date.

11.2           Indemnification by Buckeye.  Each of Buckeye and the Acquisition Sub, jointly and severally, covenants and agrees that it will indemnify, defend, protect and hold harmless the Stockholder from and against all losses, damages, liabilities, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including reasonable attorneys’ fees and expenses of investigation) incurred by the Stockholder as a result of or arising from (a) any breach of the representations and warranties of Buckeye or the Acquisition Sub set forth in this Agreement or in any certificates delivered in connection herewith or (b) any breach of any covenant or agreement on the part of Buckeye or the Acquisition Sub under this Agreement.  The obligation to indemnify the Stockholder pursuant to this Section 11.2 shall apply only to the extent that notice of the claim for indemnification pursuant to this Section 11.2 is given in good faith to Buckeye on or prior to the applicable Expiration Date.

11.3           Third Person Claims.

(a)           Promptly after any party hereto (the “Indemnified Party”) receives notice of or has knowledge of any claim by a person or entity not a party to this Agreement (“Third Person”), or the commencement of any action or proceeding by a Third Person, for which the Indemnified Party intends to make a claim against any party obligated to provide indemnification pursuant to Section 11.1 or Section 11.2 (the “Indemnifying Party”), the Indemnified Party shall give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding, provided that the failure to give such prompt notice shall not affect the Indemnifying Party’s obligation to indemnify absent a showing of actual prejudice to the Indemnifying Party.  Such notice shall state the nature and the basis of such claim and, to the extent determinable, a reasonable estimate of the amount thereof.

(b)           The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same in good faith and diligently, provided that the Indemnifying Party shall not settle any criminal matter, without the written consent of the Indemnified Party, or any other matter, without the written consent of the Indemnified Party which consent in the case of matters which are not criminal matters will not be unreasonably withheld or delayed.  If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense thereof and, subject to the preceding sentence, in any settlement thereof.  Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party’s possession or control.  In the event that counsel to the Indemnifying Party shall have a conflict of interest that prevents counsel for the Indemnifying Party from representing the Indemnified Party, or in the event that the Indemnified Party is not reasonably satisfied with the counsel selected by the Indemnifying Party, the Indemnified Party shall have the right to participate in such matter through counsel of its own choosing and the Indemnifying Party will reimburse the Indemnified Party for the reasonable expenses of its counsel.  After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability, except (i) as set forth in the preceding sentence, and (ii) to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable additional legal expenses and out-of-pocket expenses.

(c)           If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith; provided, however, that under no circumstances shall the Indemnified Party settle any such matter without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

11.4           Exclusive Remedy.  The indemnification provided for in this Article 11 shall (except as prohibited by law) be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by any party to this Agreement against another party for any breach or violation of any representation or warranty in this Agreement or any covenant or agreement to be performed pursuant to this Agreement on or before the Closing; provided, however, that nothing herein shall be construed to limit the right of a party, in a proper case, to seek specific performance or other injunctive relief for any such breach.

11.5           Limitations on Indemnification.

(a)           Buckeye, the Acquisition Sub and the Surviving Corporation shall not assert any claim for indemnification hereunder against the Stockholder with respect to any breach or violation of any representation or warranty in this Agreement or any covenant or agreement to be performed on or before the Closing until such time as the aggregate amount of all claims which such parties may have against the Stockholder, whether individually or collectively, shall exceed $25,000, at which point Buckeye, the Acquisition Sub and the Surviving Corporation may assert a claim for indemnification for all claims in excess of the initial $25,000; provided, however, that the foregoing limitation shall not apply to any claims with respect to the representations and warranties contained in Section 4.8, Section 4.9, Section 4.10, Section 4.12, Section 4.20, Section 4.21, Section 4.22, or Article 5 or the absence or non-existence of any Excluded Liabilities (or any matters disclosed on Schedule 4.20) any confirmation thereof.  The Stockholder shall not assert any claim for indemnification hereunder against Buckeye or the Acquisition Sub with respect to any breach or violation of any representation or warranty in this Agreement or any covenant or agreement to be performed on or before the Closing until such time as the aggregate of all claims which the Stockholder may have against Buckeye and/or the Acquisition Sub, whether individually or collectively, shall exceed $25,000, at which point the Stockholder may assert a claim for indemnification for all claims in excess of the initial $25,000.

(b)           The Stockholder shall not be entitled to indemnification under this Article 11 if and to the extent that the Stockholder’s claim for indemnification is directly or indirectly related to a breach by the Company or the Stockholder of any representation, warranty, covenant or other agreement set forth in this Agreement.  None of Buckeye, the Acquisition Sub or the Surviving Corporation shall be entitled to indemnification under this Article 11 if and to the extent that such party’s claim for indemnification is directly or indirectly related to a breach by Buckeye or the Acquisition Sub of any representation, warranty, covenant or other agreement set forth in this Agreement.

11.6           Limited Recourse Obligations.  Notwithstanding anything to the contrary in this Agreement, the parties to this Agreement acknowledge and agree that the obligations of Buckeye and the Acquisition Sub with respect to each of the Additional Promissory Note, the Promissory Note, the Security Documents and Section 10.2 of this Agreement are non-recourse to Buckeye and the Acquisition Sub; and the rights against Buckeye and/or the Acquisition Sub with respect to any such obligations, and the only recourse of the Stockholder or any other person or entity with respect to any such obligations, howsoever asserted, is and shall be limited to the security interests and liens in the shares of stock and/or assets of the Surviving Corporation granted in the Security Documents.  No attachment, execution or other writ or process shall be sought, issued or levied against Buckeye or the Acquisition Sub or upon any assets, properties or funds of Buckeye or the Acquisition Sub other than the properties and assets pledged pursuant to the Security Documents and, in the event of any enforcement or foreclosure of such security interests, no judgment of any deficiency upon such indebtedness, sums, amounts or obligations shall be sought or obtained against Buckeye or the Acquisition Sub.  Without limiting the foregoing, Buckeye and the Acquisition Sub shall not be liable for any deficiency remaining after any sale of any collateral or any exercise of any remedies of the Lender under the Security Documents with respect to the Additional Promissory Note, the Promissory Note, the Security Documents or Section 10.2 of this Agreement.

ARTICLE 12
TERMINATION OF AGREEMENT

12.1           Termination.  This Agreement may be terminated at any time prior to the Closing Date solely:

(a)           by mutual consent of Buckeye, the Stockholder and the Company;

(b)           by the Stockholder or the Company, on the one hand, or by Buckeye, on the other hand, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by February 29, 2008; provided, however, that (i) neither of the Stockholder nor the Company shall be entitled to terminate this Agreement pursuant to this Section 12.1(b) if the failure of such transactions to be consummated is due to the willful failure of the Company or the Stockholder to perform any of their respective obligations under this Agreement required to be performed by any of them prior to or on the Closing Date and (ii) Buckeye shall not be entitled to terminate this Agreement pursuant to this Section 12.1(b) if the failure of such transactions to be consummated is due to the willful failure of the Acquisition Sub or Buckeye to perform any of their respective obligations under this Agreement required to be performed by them prior to or on the Closing Date;

(c)           by the Stockholder or the Company, on the one hand, or by Buckeye or the Acquisition Sub, on the other hand, if a material breach or default shall be made by the other parties in the observance or in the due and timely performance of any of the covenants or agreements contained herein, and the curing of such breach or default shall not have been made before the earlier of (i) ten business days after receipt of notice specifying the breach and requesting that such breach be cured and (ii) the Closing Date; or by the Stockholder or the Company, if the conditions set forth in Article 8 have not been satisfied or waived as of the Closing Date; or by Buckeye, if the conditions set forth in Article 9 have not been satisfied or waived as of the Closing Date.

12.2           Liabilities in Event of Termination.  The termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement including, but not limited to, legal and audit costs and out of pocket expenses.

ARTICLE 13
SECURITIES LAWS REPRESENTATIONS AND COVENANTS

13.1           Compliance with Law.  The Stockholder acknowledges that the shares of Buckeye Stock to be delivered to the Stockholder pursuant to or in connection with this Agreement or any of the agreements or documents executed and/or delivered in connection with this Agreement (including without limitation any Promissory Note) or the transactions contemplated hereby or thereby have not been and will not be registered under the 1933 Act or any state securities laws and may not be resold without compliance with the 1933 Act and any applicable state securities laws.  The Stockholder further represents, warrants and covenants that (a) the shares of Buckeye Stock to be acquired by the Stockholder pursuant to or in connection with this Agreement or any of the agreements or documents executed and/or delivered in connection with this Agreement (including without limitation any Promissory Note) or the transactions contemplated hereby or thereby are being acquired solely for his own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of it in connection with a distribution, and (b) none of the shares of Buckeye Stock issued to the Stockholder will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the SEC and after full compliance with any applicable state securities laws.  The Stockholder acknowledges that all the Buckeye Stock shall bear the following legend:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER ANY STATE SECURITIES LAWS, AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IF THE HOLDER HEREOF COMPLIES WITH THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

13.2           Economic Risk; Sophistication.  The Stockholder represents and warrants that the Stockholder (a) is an “accredited investor” as such term is defined in Regulation D promulgated under the 1933 Act, (b) is able to bear the economic risk of an investment in the Buckeye Stock to be acquired pursuant to or in connection with this Agreement or any of the agreements or documents executed and/or delivered in connection with this Agreement (including without limitation any Promissory Note) or the transactions contemplated hereby or thereby, (c) can afford to sustain a total loss of such investment, and (d) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the proposed investment in the Buckeye Stock.  The Stockholder further represents and warrants that the Stockholder has been supplied with, or had access to, information to which a reasonable investor would attach significance in making investment decisions and, without limiting the generality of the foregoing, has had an adequate opportunity to ask questions and receive answers from the officers of Buckeye and its subsidiaries concerning any and all matters relating to Buckeye and its subsidiaries and the transactions described herein, including the background and experience of the current and proposed officers and directors of Buckeye and its subsidiaries, the plans for the operations of the business of Buckeye and its subsidiaries, and any plans for additional acquisitions and the like.  The Stockholder represents and warrants that the Stockholder has asked any and all questions in the nature described in the preceding sentence and all questions have been answered to the Stockholder’s satisfaction and further that the Stockholder is aware that Buckeye has a very limited operating history.

13.3           Tax Matters.  EACH PARTY ACKNOWLEDGES AND AGREES THAT THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT IS EXPECTED TO BE A TAXABLE TRANSACTION AND THAT NONE OF THE PARTIES HERETO HAVE MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE POTENTIAL OR ACTUAL FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THIS TRANSACTION AND EACH PARTY HAS CONSULTED AND RELIED SOLEY UPON THEIR OWN TAX ADVISORS WITH SUCH MATTERS AND ASSUMED ALL RISKS RELATED THERETO.

ARTICLE 14
ARBITRATION

14.1           Dispute.  Any dispute, controversy or claim arising out of or relating to this Agreement or its breach, interpretation, termination or validity, including any question whether a matter is subject to arbitration hereunder, is referred to herein as a “Dispute.”

14.2           Arbitration.  If the parties fail to settle any Dispute within thirty (30) days after any party has given notice to the other parties hereto of the claimed existence of a Dispute, the Dispute shall be resolved by a confidential, binding arbitration.  All such Disputes shall be arbitrated pursuant to the Comprehensive Arbitration Rules and Procedures of J.A.M.S. Endispute before an arbitrator or arbitrators selected in the manner provided in such rules and procedures, except that (a) the number of calendar days referred to in the second sentence of Rule 6(a) shall be twenty-one (21) instead of fourteen (14), (b) the number of calendar days referred to throughout Rule 9 shall be twenty-one (21) instead of fourteen (14), and (c) the “Final Offer (or Baseball)” Arbitration Option shall not be used unless otherwise agreed in writing.

14.3           Arbitration Procedures.  Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction, and each party hereto consents and submits to the jurisdiction of such court for purposes of such action.  The statute of limitations, estoppel, waiver, laches and similar doctrines, which would otherwise be applicable in any action brought by a party, shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of an action for those purposes.  The Federal Arbitration Act shall apply to the construction, interpretation and enforcement of this arbitration provision.  Each party shall bear its own expenses (including without limitation the fees and expenses of legal counsel and accountants) in connection with such arbitration and each of Buckeye and the Stockholder shall each bear one-half of the arbitrators’ fees and expenses, provided that the arbitral award shall allocate such fees and expenses of counsel, accountants, other advisors and the arbitrators according to the relative success of the contesting parties in the arbitration, as determined by the arbitrators.  The arbitrators shall award an amount equal to the actual monetary damages suffered by each contesting party, which may include interest costs incurred by such party and, in the case of the Surviving Corporation, actual reductions in earnings before interest, taxes, depreciation and amortization for the period in which they occur, but the arbitrators shall not have the authority to award punitive damages.

ARTICLE 15
GENERAL

15.1           Cooperation.  On and after the Closing Date, each Stockholder, Buckeye and the Acquisition Sub shall each deliver or cause to be delivered to the other parties hereto such additional documents, releases, assignments and instruments as the others may reasonably request for the purpose of carrying out the purposes of this Agreement.  The Stockholder will cooperate and use their reasonable efforts to have the present officers, directors and employees of the Company cooperate with Buckeye and the Surviving Corporation on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

15.2           Successors and Assigns.  This Agreement and the rights and obligations of the parties hereunder may not be assigned (except by operation of law) without the prior written consent of the other parties hereto and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Buckeye, the Acquisition Sub and the Company, the heirs and legal representatives of the Stockholder and any permitted assigns of the parties.

15.3           Entire Agreement.  This Agreement (including the Schedules and Exhibits attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Stockholder, the Company, the Acquisition Sub and Buckeye, and supersede any and all prior agreements and understandings, relating to the subject matter of this Agreement.

15.4           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

15.5           Brokers and Agents.  Each party represents and warrants that, except as set forth on Schedule 15.5, it employed no broker or agent in connection with this transaction, and agrees to indemnify the other parties hereto against all loss, cost, damages or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

15.6           Expenses; Taxes.  Whether or not the transactions herein contemplated shall be consummated (except as otherwise provided in Section 12.2), (a) each of Buckeye and the Acquisition Sub will pay all of their respective fees, expenses and disbursements incurred in connection with the subject matter of this Agreement, including all attorneys’ fees and all costs and expenses incurred in the performance and compliance with all conditions to be performed by such corporation under this Agreement and (b) the Stockholder will pay all of the fees, expenses and disbursements incurred by the Stockholder or the Company in connection with the subject matter of this Agreement, including all attorneys’ fees and all costs and expenses incurred in the performance and compliance with all conditions to be performed by the Stockholder and the Company under this Agreement (i.e., the Company will not bear any fees, expenses or disbursements incurred by the Stockholder or the Company in connection with the subject matter of this Agreement).  The Stockholder shall pay all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees (“Transfer Taxes”) imposed in connection with the Merger.  The Stockholder shall file, or cause to be filed, all necessary documentation and Returns with respect to such Transfer Taxes.  In addition, the Stockholder acknowledges that he, and not the Company, Buckeye or the Acquisition Sub, will pay all taxes due upon receipt of the consideration payable pursuant to Section 2.4 and Section 10.2, and will assume all tax risks and liabilities in connection with the transactions contemplated hereby.

15.7           Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) as of the date delivered if delivered personally, by courier or by courier service, (b) on the date of telephone or electronic confirmation of receipt if sent by telex, telecopier, facsimile or other electronic transmission, or (c) three business days after deposit in the United States mail, registered or certified mail, postage prepaid, return receipt requested, to the parties at the following addresses:

(a)           If to Buckeye, the Acquisition Sub or the Surviving Corporation, addressed as follows:

Buckeye Ventures, Inc.
4455 Lamont Street, Suite 3
San Diego, CA 92109
Attn:           President

(b)           If to the Company, addressed as follows prior to the Merger and addressed to the address set forth for Buckeye after the Merger:

Gallagher’s Heating & Air Conditioning, Inc.
7808 Highway 99E
Los Molinos, CA 96055
Attn:           Timothy E. Gallagher, President

(c)           If to the Stockholder, addressed to him at the address set forth in Schedule 15.7,

or to such other address or number as any party hereto shall specify for itself by notice given pursuant to this Section 15.7 from time to time; provided, however, that notices of any change in an address or number shall not be effective until receipt.

15.8           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE CONFLICTS OF LAW PROVISIONS) OF THE STATE OF CALIFORNIA.

15.9           Interpretation.  The representations, warranties, covenants and agreements of the parties made herein and at the time of the Closing or in writing delivered pursuant to the provisions of this Agreement shall survive the consummation of the transactions contemplated hereby until the applicable Expiration Date.  Consummation of the transactions contemplated herein shall not be deemed a waiver of a breach of or inaccuracy in any representation, warranty, covenant or agreement or of any party’s rights and remedies with regard thereto.  No specific representation, warranty, covenant or agreement contained herein shall limit the applicability of a more general representation, warranty, covenant or agreement contained herein.  A breach of or inaccuracy in any representation, warranty, covenant or agreement shall not be affected by the fact that any more general or less general representation, warranty, covenant or agreement was not also breached or inaccurate.  In any case where the concept of materiality is applied more than once to qualify any provision of this Agreement (whether by cross-referencing or incorporation or otherwise), such provision shall be interpreted as if only one such materiality qualification applied to it.

15.10                      Exercise of Rights and Remedies.  Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

15.11                      Reformation and Severability.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

15.12                      Remedies Cumulative.  No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

15.13                      Effect of Investigation.  Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of any of the parties hereto shall not limit, qualify, modify or amend the representations, warranties or covenants or agreements of, or indemnities by, made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by such party.

15.14                      Captions.  The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

15.15                      Amendments and Waivers.  Except as expressly provided in this Agreement, this Agreement may be amended, modified or supplemented but only in writing signed by each of the parties hereto.  Any term of this Agreement may be waived only with the written consent of the party sought to be bound.

15.16                      No Third Party Beneficiaries.  Except as provided in Section 15.2, this Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon any third parties any remedy, claim, liability, reimbursement, cause of action or other right.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BUCKEYE VENTURES, INC. By: /s/ Alan J. Mintz Alan J. Mintz President	GHA ACQUISITION CORP. By: /s/ Alan J. Mintz Alan J. Mintz President

GALLAGHER’S HEATING & AIR CONDITIONING, INC. By: /s/ Timothy E. Gallagher Timothy E. Gallagher President	THE STOCKHOLDER: /s/ Timothy E. Gallagher Timothy E. Gallagher